EXHIBIT 10.33

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

TESSERA AND INTEL CONFIDENTIAL

Third Amendment to

Limited TCC® License Agreement

This Third Amendment (“Third Amendment”) is entered into as of this 10th day of September, 2003, (“Third Amendment Effective Date”) between Tessera, Inc. (“Tessera”) and Intel Corporation (“Licensee”), and amends the Limited TCC License Agreement (“Agreement”) entered into by and between the parties having an Effective Date of October 22, 1996, as amended by a First Amendment dated October 1, 2000 and a Second Amendment dated March 22, 2002 (inadvertently entitled as a “First Amendment”).

WHEREAS, the parties desire to clarify that Face-Up TCC Packages are covered by the Agreement and to establish a royalty due Tessera for Licensee’s exercise of its rights under the Agreement with respect to such Face-Up TCC Packages.

The Parties Hereto Agree:

1. Paragraph I, Definitions, is amended by adding the following new definitions:

K. The term “Face-Up TCC Package” means a Face-Up Package that incorporates at least one IC device having electrical bond pads on a front surface of such IC device, where such bond pad bearing front surface faces away from a package substrate comprised of either (a) an unreinforced substrate (e.g. polyimide) of any thickness, or (b) a reinforced substrate (e.g. BT or FR4 laminate) of [*] or less; the package substrate being attached to the IC device and having at least one substrate terminal within the periphery of the IC device, such substrate terminal being electrically connected to one of the bond pads of the IC device, and the substrate terminals having a pitch of less than or equal to [*]. A Face-Up Package that is neither a Face-Up TCC Package nor a Modified Face-Up TCC Package is not a TCC package. Licensee represents that all of the packages listed in Attachment B are included in this definition.

L. The term “Modified Face-Up TCC Package” means a Face-Up Package that incorporates at least one IC device having electrical bond pads on a front surface of such IC device, where such bond pad bearing front surface faces away from a package substrate comprised of either (a) an unreinforced substrate (e.g. polyimide) of any thickness, or (b) a reinforced substrate (e.g. BT or FR4 laminate) of [*] or less; the package substrate being attached to the IC device and having at least one substrate terminal within the periphery of the IC device, such substrate terminal being electrically connected to one of the bond pads of the IC device, and the substrate terminals having a pitch of less than or equal to [*].

M. The term “Face-Up Package” means a package that incorporates at least one IC device having electrical bond pads on a front surface of such IC device, where such bond pad bearing front surface faces away from a package substrate.

2. Paragraph III, Fee and Royalty, is amended by adding the following new Paragraphs F, and G:

TESSERA AND INTEL CONFIDENTIAL

F. Reduced Royalties and Reports after June 28, 2003. The Reduced Royalty Schedule (as defined in the Second Amendment) shall take effect for all TCC packages manufactured by and for the Licensee after June 28, 2003. All TCC packages, including Face-Up TCC Packages, manufactured by or for Licensee after June 28, 2003 shall be reported as set forth in Paragraph V.B of the Agreement. In addition, Licensee agrees to complete the six (6) conditions set forth in Paragraph III.B (as amended by the Second Amendment) for both Selected Packages by June 30, 2004. If, after reasonable effort is expended by Licensee, the six conditions cannot be completed by June 30, 2004 for a particular Selected Package, the parties will meet at the at the earliest possible time to substitute a mutually agreeable date.

G. Settlement of Face-Up TCC Package Dispute for those packages listed in Attachment B. Licensee agrees to pay Tessera [*] Dollars ($[*]) (“Settlement Fee”) to settle the dispute over the historical shipments of Intel’s Face-Up TCC Packages prior to June 28, 2003. This Settlement Fee shall be paid to Tessera in the following manner: (i) [*] Dollars ($[*]) within 45 days of the execution of this Third Amendment; (ii) [*] Dollars ($[*]) for each of four (4) calendar quarters at the same time as quarterly royalty reports are due under the First Amendment; and (iii) the remaining amount of [*] Dollars ($[*]) in a fifth calendar quarter following the last One Million Dollar payment. Such payments shall begin with the report for the quarter ending September 30, 2003 and be based upon Licensee’s continued sale of Face-Up TCC Packages. The parties have used several factors to decide upon a Settlement Fee, including the report provided by Licensee in Attachment B. Upon execution of this Third Amendment, Tessera hereby releases, waives and agrees not to make any claims against either (i) Licensee for its manufacture, use, sale, or offer for sale of Face-Up TCC Packages prior to June 28, 2003 reported on Attachment B, (ii) any other party for its manufacture or sale of Face-Up TCC Packages prior to June 28, 2003 reported on Attachment B for Licensee’s use, sale, or offer for sale, or (iii) any Licensee customer for its use, sale, offer for sale or incorporation into products of Face-Up TCC Packages purchased from Licensee prior to June 28, 2003 reported on Attachment B.

3. Attachment B, Report of Face-Up TCC Packages, a new Attachment B is added to the Agreement.

4. Royalty Cap Discussion. Promptly after the execution of this Third Amendment, the parties agree to begin a good faith discussion regarding amending the Agreement to provide a royalty cap to Licensee and commensurate value to Tessera in exchange for such royalty cap.

5. MFC Option. Promptly after the execution of this Third Amendment, the parties agree to resume good faith discussions regarding a “Most Favored” license option agreement for Tessera patents not yet licensed to Licensee in exchange for commensurate value to Tessera for such an agreement. The parties agree to use the Tessera proposal sent to Licensee on October 1, 2002 as a starting point for this discussion with the caveat that Licensee will not be required to be one of Tessera’s top five royalty customers as part of such an agreement.

6. Modified Face-Up TCC Package Definition. Due to restricted negotiation timeline considerations, the parties defined “Face-Up TCC Package” as shown in Paragraph I.K.,

TESSERA AND INTEL CONFIDENTIAL

above. However, it is the intention of the parties to determine whether any of Licensee’s packages are or should in the future be included in the broader Modified Face-Up TCC Package definition, set forth in Paragraph I.L, above, and if so to negotiate a settlement for such additional packages as TCC packages under the framework of this agreement. To that end:

a) Within thirty (30) days of the execution of this Third Amendment, Licensee agrees to perform a good faith search of all packages made for or by Licensee prior to June 28, 2003 to determine whether any such packages would be included within the definition of Modified Face-Up TCC Package and to provide Tessera with a report listing the additional quantity, type and IC Contacts of any such packages if the term “Modified Face-Up TCC Package” was substituted for the term “Face-Up TCC Package” in this Third Amendment. Whether or not Licensee determines and reports that any such packages exist, the parties agree to negotiate in good faith for the substitution of the term “Modified Face-Up TCC Package” for the term “Face-Up TCC Package” with the starting point for the negotiations that the “Modified Face-Up TCC Package” term was the definitional term originally contemplated by the parties. The parties agree that this negotiation will begin at the earliest possible time after the deadline or the delivery of the Additional Face Up TCC Package Report from Licensee to Tessera.

b) Licensee understands that any additional packages that may be included in the broader Modified Face-Up TCC Package definition are not included in the settlement contained within this Third Amendment and that there is no waiver of Licensee’s potential liability as to any such parts hereunder. However, both parties agree to work in good faith to settle any dispute over any such additional packages.

Except as modified by this Third Amendment, the remaining terms and conditions of the Agreement are unchanged and apply with equal force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Third Amendment by their duly authorized representatives as of the Third Amendment Effective Date.

Tessera, Inc.	Intel Corporation

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

TESSERA AND INTEL CONFIDENTIAL

Attachment B

Reporting Period: Inclusive of 1997 through June 28, 2003

REPORT OF FACE-UP TCC PACKAGES

	Royalty		1997 Royality		1998 Royality		1999 Royality		2000 Royality		2001 Royality		2002 Royality		1H '03 Royality		Total
T-PBGA	[	*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]
UBGA	[	*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]
VF-PBGA	[	*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]
SCSP	[	*]	$	[*]		[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]

Total			$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]

Less uBGA			$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]

New Royality			$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]